Exhibit A

Dominick’s Finer Foods, LLC

401(k) Retirement Plan for

Union Employees

Financial Statements as of and for the Years

Ended December 31, 2010 and 2009,

Supplemental Schedule as of December 31,

2010 and Report of Independent Registered

Public Accounting Firm

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees (the “Plan”) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 28, 2011

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

(In thousands)

	2010	2009
ASSETS:
Investments at fair value:
Investment in Safeway Inc. Defined Contribution Plans Master Trust (Note 3)	$144,497	$136,449

Receivables:
Notes receivable from participants	4,474	4,512

Total assets	148,971	140,961

LIABILITIES:	—	26

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	148,971	140,935
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(119)	1,070

NET ASSETS AVAILABLE FOR BENEFITS	$148,852	$142,005

See notes to financial statements.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(In thousands)

	2010	2009
ADDITIONS:
Investment income:
Plan’s interest in Safeway Inc. Defined Contribution Plans Master Trust investment income (Note 3)	$9,702	$14,391
Interest income on notes receivable from participants	258	331
Participant contributions	5,358	5,508

Total additions	15,318	20,230

DEDUCTIONS:
Benefits paid to participants	(8,420)	(7,030)
Administrative expenses	(51)	(62)

Total deductions	(8,471)	(7,092)

INCREASE IN NET ASSETS	6,847	13,138

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	142,005	128,867

End of year	$148,852	$142,005

See notes to financial statements.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009

1.	DESCRIPTION OF THE PLAN

The following description of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees (the “Plan”) is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2010.

General—The Plan is a defined contribution plan available to Dominick’s Finer Foods, LLC (the “Company”) union employees who have attained age 21 and completed one month of employment. The Company is a wholly-owned subsidiary of Safeway Inc. (“Safeway”), which sponsors the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). A portion of the Plan is designated as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in Safeway Inc. common stock to elect to receive dividends paid as cash or reinvested in additional shares of Safeway Inc. common stock. The Safeway Benefits Plans Committee controls and manages the operation and administration of the Plan.

Contributions—Participants may elect to contribute between 1% and 18% of their eligible pay, up to a maximum contribution of $16,500 for both 2010 and 2009, according to the Internal Revenue Code (the “Code”) limitations. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Code. There have been no employer contributions to the Plan.

Trustee and Recordkeeper— The trustee of the Plan is JPMorgan Chase Bank, N.A. and the recordkeeper is J.P. Morgan Retirement Plan Services.

Investment Options— Participants may direct their accounts in any one or combination of investment funds and Safeway Inc. common stock. The Plan’s current investment offerings include mutual funds, Safeway Inc. common stock, common collective trusts and the Interest Income Fund (see Note 5). Participants may change their investment options on a daily basis.

Vesting—Participants are vested immediately in their contributions plus actual earnings thereon.

Participant Accounts—Individual accounts are maintained for each Plan participant. Each participant’s account is adjusted for the participant’s contributions, income or loss thereon and withdrawals. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. In addition, participants are charged up to $4 per month for administrative expenses. The benefit to which a participant is entitled is the value of the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed five years,

except where the loan is used to purchase a primary residence, in which case the loan period may extend to 15 years. Loans are secured by the balance in the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the first business date of each month for loans processed in that week. Principal and interest payments are made through payroll deductions. Participants may make loan payments directly to the recordkeeper after termination of employment. Participants may only have one loan outstanding at a time and are charged a one-time $50 fee for the loan and a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2010 and 2009, there were 674 and 675 loans outstanding, respectively, with interest rates ranging from 4.25% to 10.5%.

Participant loans are held by the Plan outside the Master Trust arrangement.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. Hardship withdrawals are not permitted.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in Safeway Inc. common stock) or as a rollover to another qualified plan or Individual Retirement Account, or (c) receive a series of payments over a period of years not to exceed the participant’s or participant and spouse’s life expectancies if such balance exceeds $5,000. The optional forms of annuity payments are (i) a 10 or 15 Years Certain and Life Annuity, (ii) a Contingent Annuitant – Ten Years Certain and Life Annuity, (iii) a Flexible Installment Refund Annuity, or (iv) a 5, 10 or 15 Years Installment Refund Annuity. If a participant’s balance is $1,000 or less, and the participant does not elect a distribution of funds as a direct rollover or to be payable to the participant, the account will be distributed in accordance with plan provisions to be payable to the participant, subject to income tax withholding.

Plan Termination—Although Safeway has not expressed any intent to terminate the Plan, it may do so at any time, subject to the provisions set forth in ERISA. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements of the Plan have been prepared on an accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Investment Valuation and Income Recognition— The fair value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the Master Trust, plus actual contributions and allocated investment income, less actual distributions and allocated administrative expenses, plus or minus changes in unrealized gains and losses. The Master Trust’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). See Note 3 for discussion of fair value measurements.

In accordance with GAAP, the statements of net assets available for benefits present investment contracts at fair value, as well as an additional line item showing an adjustment of the fully benefit-responsive contracts from fair value to contract value. The statements of changes in net assets available for benefits are presented on a contract value basis.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the Plan for investments in mutual funds, Safeway Inc. common stock, common collective trusts and the Interest Income Fund are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment returns for such investments.

Concentrations of Risk—The Master Trust investments at December 31, 2010 include a mutual fund with a year-end vair value of $64.9 million that the Master Trust has a 99.9% beneficial ownership of the outstanding institutional shares.

Notes Receivable from Participants—Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Summary Plan Description.

Payment of Benefits—Benefit payments to participants are recorded upon distribution.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Code limits.

Administrative Expenses—The Plan’s administrative expenses are either allocated to participant accounts or paid by the Plan’s sponsor.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

The estimated fair value of traditional guaranteed investment contracts presented in Note 3 and Note 5 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Risks and Uncertainties—The Plan invests in the Master Trust which utilizes various investment instruments, including common stock and mutual funds. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the financial statements.

New Accounting Standards—In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance which amends and clarifies existing guidance related to fair value measurements and disclosures. This guidance requires new disclosures for (1) transfers in and out of Level 1 and Level 2 and reasons for such transfers; and (2) the separate presentation of purchases, sales, issuances and settlement in the Level 3 reconciliation. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques for Level 2 and Level 3 fair value measurements. This guidance was effective for the Plan for fiscal 2010, except for the new disclosures in the Level 3 reconciliation. The Level 3 disclosures are effective for the Plan for fiscal 2011. The Plan prospectively adopted the new guidance in 2010, except for the Level 3 reconciliation disclosures, which are required in 2011. The adoption in 2010 did not have a material effect, and the future adoption is not expected to materially effect, the Plan’s financial statements.

In September 2010, the FASB issued guidance that requires participant loans be classified as notes receivable rather than a plan investment and measured at unpaid principal balance plus accrued but unpaid interest rather than fair value. The Plan retrospectively adopted the new accounting in 2010. The adoption did not have a material effect on the Plan’s financial statements.

3.	MASTER TRUST FINANCIAL INFORMATION

Effective January 1, 2009, the Plan participates in a master trust arrangement with the Safeway Inc. Defined Contribution Plans Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.

Use of the Master Trust permits the commingling of Plan assets with the assets of the Safeway 401(k) Plan, Safeway 401(k) Savings Plan and The Vons Companies, Inc. Pharmacists’ 401(k) Plan. Although assets of all four plans are commingled in the Master Trust, the Trustee maintains supporting records for each participating plan. The net investment income of the investment assets is allocated daily by the Trustee to each participating plan based on the relationship of the interest in each plan to the total of the interests of all four participating plans.

The following presents the investment securities of the Master Trust, and the Plan’s share of investment securities, as of December 31, 2010 and 2009 (in thousands):

	2010	2009
Investments at fair value:
Safeway Inc. common stock	$155,884	$146,217
Mutual Funds (outside of Interest Income Fund)	602,072	516,229
Common/collective trusts (outside of Interest Income Fund)	402,068	342,004
Interest Income Fund (see Note 5):
Synthetic guaranteed investment contracts (“GICs”):
Underlying investments	347,034	330,070
Wrapper contracts	278	188
Traditional guaranteed investment contracts	47,786	54,749
Stable Asset Fund	100,295	111,703
Mutual Fund	6,620	—
Collective short-term investment fund (“STIF”)	—	3,200

Investment securities in Trust at fair value	$1,662,037	$1,504,360

Plan’s interest in investment securities in Trust, at fair value	$144,497	$136,449

Plan’s percentage interest in investment securities in Trust, at fair value	8.7%	9.1%

The following presents the increase in the Master Trust’s assets, and the Plan’s share of the increase in the Master Trust’s assets, for the years ended December 31, 2010 and 2009 (in thousands):

	2010	2009
Investment income:
Income from Safeway Inc. common stock:
Dividends on Safeway Inc. common stock	$3,013	$2,536
Net gain (loss) in market value of Safeway Inc. common stock	8,288	(16,745)
Income from mutual funds:
Dividend income	16,380	12,707
Net investment gain	57,783	97,090
Income from common/collective trusts (outside of Interest Income Fund):
Net investment gain	50,921	60,148
Income from Interest Income Fund:
Interest income	11,730	16,142
Net investment loss	(2,149)	(683)

Increase in trust assets derived from investment activities	$145,966	$171,195

Plan’s interest in Trust investment activities	$9,702	$14,391

The Plan’s interest in the Master Trust’s investments that represent five percent or more of the Plan’s net assets available for benefits at year-end 2010 and 2009 are as follows (in thousands):

	2010	2009
SSgA S&P 500 Fund	$28,604	$25,434
Monumental MDA #01046TR	15,565	12,584
SEI Stable Asset Fund #190-783	13,981	15,762
State Street Bank #97044	13,243	12,753
CDC-IXIS WR-1027-01	13,090	12,604
PIMCO Total Return Fund	12,689	11,529
Chesapeake Core Growth Fund	11,902	10,593
American EuroPacific Growth Fund	7,765	7,248

The accounting guidance for fair value measurements defines fair value, established a framework for measuring fair value, and requires disclosures about fair value measurements. The guidance prioritizes the inputs for measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The level within the fair value hierarchy is based on the lowest level of any input which is deemed significant to the fair value measurement. The Plan’s policy is to recognize significant transfers between levels at the beginning of the reporting period.

In accordance with the accounting guidance for fair value measurements, the table below includes the major categorization for debt and equity securities on the basis of nature and risk.

Assets measured at fair value on a recurring basis consisted of the following as of December 31, 2010 (in thousands):

	Master Trust Fair Value Measurements
Asset category	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
*Safeway Inc. common stock	$155,884	$155,884	$—	$—
Mutual funds (outside of Interest Income Fund):
Bond fund	186,681	186,681	—	—
Domestic stock funds	305,134	305,134	—	—
International stock fund	110,257	110,257	—	—
Common/collective trusts (outside of Interest Income Fund)	402,068	—	402,068	—
Interest Income Fund:
Synthetic GICs:
Underlying investments:
*Mutual Fund	15,836	15,836	—	—
Mortgage-and other-asset backed securities	130,231	—	130,231	—
U.S. government securities	167,670	88,954	78,716	—
Other securities	33,297	—	33,297	—
Wrapper contracts	278	—	—	278
Traditional GICs	47,786	—	47,786	—
**Stable Asset Fund	100,295	—	100,295	—
*Mutual Fund	6,620	6,620	—	—

Total Trust Assets	$1,662,037	$869,366	$792,393	$278

*	Represents a party-in-interest transaction (see Note 7)
**	Contains 13 securities totaling $57.8 million that represents party-in-interest transactions (see Note 7)

For the year ended December 31, 2010, there were no significant transfers in or out of Levels 1, 2, or 3.

Assets measured at fair value on a recurring basis consisted of the following as of December 31, 2009 (in thousands):

	Master Trust Fair Value Measurements
Asset category	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
*Safeway Inc. common stock	$146,217	$146,217	$—	$—
Mutual funds:
Bond fund	169,426	169,426	—	—
Domestic stock funds	244,432	244,432	—	—
International stock fund	102,371	102,371	—	—
Common/collective trusts (outside of Interest Income Fund)	342,004	—	342,004	—
Interest Income Fund:
Synthetic GICs:
Underlying investments:
Collective STIF	8,283	—	8,283	—
Mortgage-and other-asset backed securities	158,167	—	158,167	—
U.S. government securities	143,882	67,995	75,887	—
Other securities	19,738	—	19,738	—
Wrapper contracts	188	—	—	188
Traditional GICs	54,749	—	54,749	—
**Stable Asset Fund	111,703	—	111,703	—
*Collective STIF	3,200	—	3,200	—

Total Trust Assets	$1,504,360	$730,441	$773,731	$188

*	Represents a party-in-interest transaction (see Note 7)
**	Contains four securities totaling $8.3 million that represents party-in-interest transactions (see Note 7)

For the year ended December 31, 2009, there were no significant transfers in or out of Levels 1,2, or 3.

A reconciliation of the beginning and ending balances for Level 3 assets for the year ended December 31, 2010 and 2009 follows (in thousands):

	2010	2009
Balance as of January 1	$188	$2,936
Additions, repayments, settlements, net	(97)	(2,158)
Transfers out of Level 3	—	(1,470)
Unrealized gains	187	880

Balance as of December 31	$278	$188

Below is a description of the valuation methodologies used for the fair value measurements.

Safeway Inc. common stock. Safeway Inc. common stock is valued at the closing price as reported on the New York Stock Exchange Composite Tape.

Mutual funds. These investments are publicly traded investments which are valued using the Net Asset Value (“NAV”). The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.

Common/ collective trusts (outside of Interest Income Fund). Common/collective trusts invest primarily in a pool of investments, including contracts that are issued by insurance companies and commercial banks and in contracts that are backed by high quality bonds, bond trusts and bond mutual funds. The overall fair value of the common/collective trusts are based on observable inputs.

Investment contracts. The fair value of investment contracts, including traditional and synthetic GICs, is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. Synthetic GICs include underlying investments that are stated at fair value. Fair value of the underlying investments is determined by the issuer of the synthetic GIC based on quoted market prices or yields currently available on comparable securities of issuers with similar credit ratings. Synthetic GICs also include wrapper contracts which guarantee that there will be no loss of principal or accrued interest. Fair market value of the wrapper contracts is estimated by converting the basis points assigned to the wrap fees into dollars and comparing cost to replacement value.

Stable Asset Fund. This fund is valued based on the NAV of the underlying investments. The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at a constant NAV of $1 per unit.

4.	INCOME TAXES

The Internal Revenue Service (“IRS”) issued a Determination Letter dated March 31, 2003 stating that the Plan and related trust, as then designed, qualified under the Code. Subsequent to this determination by the IRS, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. In 2010, the Plan applied for an updated Determination Letter. In January 2011, the IRS confirmed receipt of the application and it is currently being processed by the IRS. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2010, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2003.

5.	INTEREST INCOME FUND

The Master Trust invests in GICs issued by insurance companies and other financial institutions and a common collective trust as part of the Interest Income Fund (the “Fund”). The GICs and common collective trust are fully-benefit responsive and are recorded in the financial statements at fair value and then adjusted to contract value. The Fund invests in common collective trusts, traditional GICs and synthetic GICs, as described below:

Mutual Fund—The Fund invests in the JPM U.S. Treasury Plus Money Market Fund. The Fund seeks current income with liquidity and stability of principal. The Fund invests exclusively in U.S. Treasury bills, notes and other obligations issued or guaranteed by the U.S. Treasury, and repurchase agreements collateralized by such obligations.

Collective Short-Term Investment Fund—The Fund invested in the JPM Liquidity Fund, a collective short-term investment fund, as of December 31, 2009. The fund invests in traditional money market investments, with the goal of maximizing return consistent with the preservation of capital.

Stable Asset Fund—The Fund invests in a Stable Asset Fund, a common collective trust. The beneficial interest of each participant is represented by units which are issued and redeemed daily at the constant NAV of $1 per unit. Distribution to the unit holders are declared daily from the net investment income and automatically reinvested in the Stable Asset Fund on a monthly basis, when paid. Although it is not guaranteed, best efforts are used to maintain a constant NAV of $1 per unit.

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Stable Asset Fund, plus earnings, less participant withdrawals and administrative expenses. Plan management believes that the occurrence of events that would cause the Stable Asset Fund to transact at less than contract value is not probable.

Redemption Restrictions of the Stable Asset Fund—The Stable Asset Fund had redemption restrictions for participant-directed transfers to competing investment options, permitted participant withdrawals and transfers, and plan sponsor-directed withdrawals or liquidations.

•

Permitted participant withdrawals and transfers are typically processed daily, the Fund Trustee may request such evidence as it deems appropriate of entitlement to such withdrawal pursuant to certain procedures and may deny any application for withdrawal if satisfactory evidence is not provided.

•	Plan Sponsor directed withdrawals or liquidations require a 12 month advance written notice.

Traditional GICs—Traditional GICs are backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully-compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest). The traditional GICs in the Fund provide a fixed rate of interest over the term to maturity of the contract; therefore, crediting rates do not reset.

Synthetic GICs—A synthetic GIC is an investment contract (otherwise known as a wrap contract) issued by an insurance company or bank, backed by a portfolio of bonds that are owned by the Fund. The Fund has five synthetic GICs, as of December 31, 2010, each having a pro-rata share of one wrapped portfolio. The assets underlying the synthetic GICs are maintained separate from the contract issuer’s general assets, usually by a third party custodian. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value. Crediting rates of synthetic GICs can be impacted by variables which include the current yield of the assets within the wrap contract, the duration of the assets covered by the wrap contract and the existing difference between the market value and contract value of the assets within the wrap contract. For synthetic contracts, the Fund uses crediting rate calculations which adjust the current yield of the bonds by a portion of the current gain or loss that is built into the wrap contracts at the measurement date. These crediting rates are reset quarterly and cannot be less than zero. The crediting rate of synthetic contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the portfolio to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.

With regards to both traditional and synthetic GICs, certain potential events could limit the ability of the Fund to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents; (ii) changes to Fund’s prohibition on competing investment options by participating plans or deletion of equity wash provisions; (iii) complete or partial termination of the Fund or its merger with another fund; (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) unless made in accordance with the withdrawal provisions of the Fund, the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), or the closing or sale of a subsidiary, employing unit or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the Plan with another plan, or the Plan sponsor’s establishment of another tax-qualified defined contribution plan; (vi) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Fund or participating plans, and (vii) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund. The Plan Administrator does not believe that the occurrence of any such market value event which would limit the Fund’s ability to transact at contract value with participants is probable.

Guaranteed investment contracts in the Fund do not permit issuers to terminate the agreement prior to the scheduled maturity date. The wrap contracts are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager or issuer to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the book value or the market value of the contract equals zero. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts that permit the issuer to terminate at market value generally provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its obligations under the agreement (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. Also, wrap contracts permit the issuer or investment manager to elect at any time to convert the wrapped portfolio to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying fixed-income portfolio on the date of the amortization election (“Amortization Election”). After the effective date of an Amortization Election, the fixed-income portfolio must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the wrapped portfolio by such termination date.

The average yield on guaranteed investment contracts was computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date. For 2010 and 2009 the average yield for the Master Trust was 1.96% and 2.93%, respectively.

The average crediting interest rate was computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date. The average crediting interest rate for the Master Trust was 2.21% and 2.50% at December 31, 2010 and 2009, respectively.

The portfolio holdings of the Interest Income Fund in the Master Trust at December 31, 2010 is shown below (in thousands):

	As of December 31, 2010
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Mutual Fund:
JPM U.S. Treasury Plus Money Market Fund	AAA/Aaa	$6,620		$—
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 32173	AA-/Aa3	6,525		(335)
Metropolitan Life GAC 32333	AA-/Aa3	5,086		(65)
Metropolitan Life GAC 29850	AA-/Aa3	6,130		(367)
Monumental SV-04728-Q	AA-/Aa3	4,602		(356)
Monumental SV-04747-Q	AA-/Aa3	6,289		(585)
Pacific Life G-27325.01	A+/A1	5,821		(116)
Prudential GA 62069-211	AA-/Aa3	8,782		(272)
Prudential GA 62069-212	AA-/Aa3	4,551		(303)
Common/Collective Trust:
SEI Stable Asset Fund #190-783	AAA/Aaa	100,295		4,869
Synthetic Guaranteed Investment Contracts:
Bank of America 002-126	AAA/Aaa	28,664	$—	(274)
Wrapper		—	84	—
CDC-IXIS WR-1027-01	AAA/Aaa	93,903	—	(898)
Wrapper		—	28	—
Monumental MDA #01046TR	AAA/Aaa	111,666	—	(1,068)
State Street Bank #97044	AAA/Aaa	95,010	—	(909)
Wrapper		—	140	—
State Street Bank #99002	AAA/Aaa	17,791	—	(170)
Wrapper		—	26	—

Total		$501,735	$278	$(849)

The portfolio holdings of the Interest Income Fund in the Master Trust at December 31, 2009 is shown below (in thousands):

	As of December 31, 2009
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Collective STIF:
JPM Liquidity Fund	AAA/Aaa	$3,200		$—
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 32173	AA-/Aa3	6,176		(174)
Metropolitan Life GAC 29497	AA-/Aa3	3,755		(109)
Metropolitan Life GAC 29850	AA-/Aa3	5,926		(427)
Monumental SV-04728-Q	AA-/Aa3	4,439		(420)
Monumental SV-04747-Q	AA-/Aa3	5,935		(494)
Pacific Life G-27325.01	AA-/Aa3	5,743		(328)
Principal Life 4-20469-4	A+/A1	7,487		(200)
Prudential GA 62069-211	AA-/Aa3	8,638		(562)
Prudential GA 62069-212	AA-/Aa3	4,417		(397)
Prudential GA 62121-211	AA-/Aa3	2,233		(51)
Common/Collective Trust:
SEI Stable Asset Fund #190-783	AAA/Aaa	111,703		5,423
Synthetic Guaranteed Investment Contracts:
Bank of America 002-126	AAA/Aaa	27,244	$—	439
Wrapper		—	91	—
CDC-IXIS WR-1027-01	AAA/Aaa	89,325	—	1,441
Monumental MDA #01004TR	AAA/Aaa	89,186	—	1,438
Wrapper		—	82	—
Monumental MDA #01008TR	AAA/Aaa	17,010	—	275
Wrapper		—	15	—
State Street Bank #97044	AAA/Aaa	90,381	—	1,459
State Street Bank #99002	AAA/Aaa	16,924	—	273

Total		$499,722	$188	$7,585

6.	COMMON/COLLECTIVE TRUSTS (OUTSIDE OF INTEREST INCOME FUND)

The Fund invests in the Lifepath Index Funds and the SSgA S&P 500 Index NL-A Fund, common collective trusts. Fair value of these investments has been estimated using the NAV per share of the investment. Plan participants had the ability to redeem these investments with the investee at NAV per share at December 31, 2010 and 2009.

There were no unfunded commitments, normal course of business redemption restrictions, or other redemption restrictions on these funds at December 31, 2010 or 2009.

7.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2010 and 2009, the Plan received $31,661 and $30,344, respectively, of dividend income on Safeway Inc. common stock.

Certain Plan investments are managed or significantly influenced by J.P. Morgan Chase Bank N.A., trustee of the Plan. As J.P. Morgan Retirement Plan Services provides recordkeeping services to the plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to J.P. Morgan Retirement Plan Services for recordkeeping were $27,558 in 2010 and $18,163 in 2009.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements to the Form 5500 (in thousands):

	December 31, 2010	December 31, 2009
Net assets available for benefits per the financial statements	$148,852	$142,005
Adjustment from contract to fair value for fully benefit-responsive investment contracts	119	(1,070)

Net assets available for benefits per the Form 5500	$148,971	$140,935

	December 31, 2010	December 31, 2009
Increase in net assets per the financial statements	$6,847	$13,138
Adjustment from contract to fair value for fully benefit-responsive investment contracts	1,189	5,367

Net income per Form 5500	$8,036	$18,505

******

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2010

(In thousands)

Current Value
Asset Name and Description
* Notes Receivable from Participants, maturing 2011-2024 (674 loans, interest rates ranging from 4.25% to 10.5%)	$4,474

TOTAL	$4,474

*	Represents a party-in-interest transaction.